SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of Report (Date of earliest event reported)	10/17/2003

First National Bancshares, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida	333-60283	06-1522028

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5817 Manatee Avenue West, Bradenton, Florida	34209

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code (941) 794-6969

N/A
(Former Name or Former Address, if Changed Since Last Report)

Item 5. Other Items

On October 17, 2003, First National Bancshares, Inc. (“FNBI”) and its wholly owned subsidiary 1st National Bank & Trust (the “Bank”), entered into an Agreement and Plan of Merger (the “Agreement”) with The Trust Company of Florida (“Trust Company”), a nondepository trust company organized under the laws of the State of Florida. Under the terms of the Agreement, Trust Company will merge with and into the Bank and trust service clients of Trust Company will be served by the Bank after closing. Three executive officers of Trust Company, Mary G. Toundas, Karen L. Bent and Linda Bayard, have agreed to enter into employment agreements with FNBI and will become officers of the Bank after consummation of the transaction.

The consideration for the transaction will be a combination of stock of FNBI and cash, as selected by the shareholders of Trust Company, subject to certain restrictions set forth in the Agreement. The exact amount of the consideration will be determined based upon the relative book value of the common stock of FNBI and Trust Company as of the closing of the transaction.

Consummation of the transaction is subject to approval by the shareholders of Trust Company and approval of the transaction by various banking regulatory agencies. It is anticipated that the transaction will be consummated by the end of the first quarter of 2004.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger entered into on October 17, 2003 by and among First National Bancshares, Inc., 1st National Bank & Trust and The Trust Company of Florida (excluding Exhibit A).

99.1	Press Release issued on October 17, 2003 regarding the Transaction.

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto authorized.

Dated: October 17, 2003

/s/ Paul Welsh

Paul Welsh Senior Vice President

Exhibit Index

Exhibit Number	Description of Exhibit

2.1	Agreement and Plan of Merger entered into on October 17, 2003 by and among First National Bancshares, Inc., 1st National Bank & Trust and The Trust Company of Florida (excluding Exhibit A).

99.1	Press Release issued on October 17, 2003 regarding the Transaction.